NEWS RELEASE

Contact:	James C. Burmeister	Date:	February 9, 2015
VP, Finance & Treasurer
Phone: 419-891-5848
E-mail: jim_burmeister@andersonsinc.com

The Andersons Grain Group President Announces Retirement

MAUMEE, OHIO, February 9, 2015 - The Andersons, Inc. (Nasdaq: ANDE) announces today that Grain Group President Dennis J. (Denny) Addis has announced his plans to retire in May. At that time, Neill C. McKinstray, President of the Ethanol Group, will assume leadership over both groups.

“Denny has a stellar 43-year record with The Andersons and during his tenure has exhibited faithful service and exceptional leadership,” says Hal Reed, Chief Operating Officer. “He was at the helm of many of the largest acquisitions in the company’s history and during his three years in Grain guided his team through a severe drought and several acquisitions. His greatest impact to the company was championing a new safety philosophy that set a new direction and led to significant safety improvements across the organization.”

Addis began his career with the company in 1971 bagging fertilizer and loading trucks as a part-time employee while a student at the University of Toledo. He spent all but three of his 43 years in the Plant Nutrient Group, ultimately serving as the group’s president for 11 years. He has served as the president of the Grain Group since 2012.

McKinstray is a 39-year veteran with The Andersons, including more than 30 years working at increasing levels of responsibility in the Grain Group. In 2011 he was named as President of the newly-formed Ethanol Group, which he has led with great success.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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